EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Third Quarter and First Nine Months of 2010

Newport, Rhode Island, October 22, 2010. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced third quarter earnings for 2010.   For the quarter ended September 30, 2010, the Company reported net income of $411,000, or $0.12 per share (basic and diluted), compared to net income of $225,000, or $0.06 per share (basic and diluted) for the quarter ended September 30, 2009.  For the nine months ended September 30, 2010, the Company reported net income of $1.0 million, or $0.29 per share (basic and diluted), compared to net income of $309,000, or $0.08 per share (basic and diluted) for the nine months ended September 30, 2009.

During the first nine months of 2010, the Company’s assets decreased by $6.0 million, or 1.3%, to $452.9 million.  The decrease in assets was concentrated in securities, which decreased by $8.2 million, or 16.1%, and net loans, which decreased by $2.0 million, or 0.6%, offset in part by an increase in cash and cash equivalents, which increased by $4.3 million, or 22.4%.  The decrease in securities was attributable to sales of securities available for sale and principal payments of mortgage-backed securities held to maturity. Other significant changes to the Balance Sheet were an $8.2 million, or 3.1%, increase in deposit balances, along with the $5.2 million in proceeds received from sales of securities available for sale and the $2.0 million decrease in loans, partially offset by an $11.7 million, or 8.3%, decrease in Federal Home Loan Bank borrowings, contributed towards the growth in cash and cash equivalents. The loan portfolio decrease was attributable to a decrease in commercial real estate mortgages (a decrease of $4.2 million, or 3.9%), construction loans (a decrease of $2.7 million, or 27.7%) and home equity loans and lines (a decrease of $1.8 million, or 7.0%), partially offset by an increase in residential mortgages (an increase of $6.6 million, or 3.1%).

The $8.2 million, or 3.2%, increase in deposits was primarily focused in money market accounts (an increase of $5.8 million, or 12.4%), NOW/Demand accounts (an increase of $3.5 million, or 3.2%) and savings accounts (an increase of $2.6 million, or 9.8%), offset by a decrease in time deposit accounts (a decrease of $3.7 million, or 4.6%). The customer’s hesitancy to place funds into longer term maturity deposits is the primary reason for the decrease in the time deposit category.

Total stockholders’ equity at September 30, 2010 was $48.9 million compared to $51.4 million at December 31, 2009.  The decrease was primarily attributable to stock buybacks under the Company’s stock repurchase plan, partially offset by net income and stock-based compensation credits.

Net interest income increased to $3.8 million for the quarter ended September 30, 2010 from $3.4 million for the quarter ended September 30, 2009, an increase of 11.7%.  Net interest income for the nine months ended September 30, 2010 was $11.3 million, compared to $9.8 million for the nine months ended September 30, 2009, an increase of 14.3%.  The increase in net interest income was primarily due to a decrease in expense from deposits and borrowings, partially offset by a decrease in the interest earned on loans and securities.

As a result of the low interest rate environment, the average cost of interest-bearing liabilities decreased to 1.99% for the quarter ended September 30, 2010 from 2.55% for the quarter ended September 30, 2009.  The average balance of interest-bearing deposits decreased in the third quarter of 2010 from the third quarter of 2009 by $570,000, or 0.25%, and the average cost of interest-bearing deposits decreased by 75 basis points, resulting in a $433,000 decrease in interest expense on such deposits. The average balance of interest earning assets decreased by $14.9 million in the third quarter of 2010, compared to the third quarter of 2009, but the average yield on interest-earning assets increased to 5.62% in the third quarter of 2010, compared to 5.53% for the same period in 2009.  The Company’s third quarter 2010 interest rate spread increased to 3.63% from 2.98% in the third quarter of 2009, an increase of 65 basis points.

The average cost of interest-bearing liabilities decreased to 2.08% for the nine months ended September 30, 2010 from 2.76% for the nine months ended September 30, 2009. The average balance of interest-bearing deposits increased in the first nine months of September 2010, compared to the first nine months of September 2009 by $7.8 million, or 3.58%, but the average cost of interest-bearing deposits decreased by 95 basis points in the nine months ended September 30, 2010, resulting in a $1.5 million decrease in interest expense on such deposits.  The average yield on interest-earning assets for the nine months ended September 30, 2010 was 5.53%, compared to 5.62% for the same period in 2009.  For the nine months ended September 30, 2010, the interest rate spread increased to 3.45% from 2.86% in 2009, an increase of 59 basis points.

Non-performing assets totaled $775,000, or 0.17% of total assets, at September 30, 2010, compared to $860,000, or 0.19% of total assets, at December 31, 2009. There were no non-performing assets at September 30, 2009. Non-performing assets at September 30, 2010 consisted of $510,000 of construction loans, a $32,000 commercial real estate mortgage loan, a $108,000 residential real estate mortgage loan, a $25,000 home equity loan and $100,000 of foreclosed real estate.  Net charge-offs for the quarter ended September 30, 2010 equaled $412,000 and there were no charge-offs for the quarter ended September 30, 2009.  Loan loss provisions were $387,000 and $781,000 for the three and nine months ended September 30, 2010, respectively, compared to $160,000 and $447,000 for the three and nine months ended September 30, 2009, respectively.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision increased during the first nine months of 2010 compared to the first nine months of 2009, due to charge-offs and recognition of a deteriorating economy.

Non-interest income for the three and nine months ended September 30, 2010 totaled $606,000 and $1.5 million, respectively compared to $561,000 and $1.5 million for the three and nine months ended September 30, 2009, respectively.   The $45,000, or 8.0%, increase in non-interest income for the third quarter of 2010 from the third quarter of 2009 is attributable to a $39,000 increase in fees earned on checking accounts and a $6,000 gain on securities available for sale. The $8,000, or 0.5%, increase in non-interest income for the first nine months of 2010 compared to the same period in 2009 is primarily due to the $136,000 increase in fees earned on checking accounts and no impairment charge recorded on the Bank’s mutual fund holdings in 2010, compared to a $76,000 impairment charge recorded in 2009, partially offset by a $198,000 increase in net realized loss on sales of securities available for sale in the first nine months of 2010, compared to the first nine months of 2009.  The loss on sales of securities available for sale in the first nine months of 2010 is due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss, partially offset by gains on sales of securities available for sale.

Total non-interest expenses decreased to $3.4 million for the quarter ended September 30, 2010 from $3.5 million for the quarter ended September 30, 2009, a decrease of 1.4%.  Total non-interest expenses totaled $10.4 million for the nine months ended September 30, 2010 and September 30, 2009. The decrease in non-interest expense for the 2010 quarter is attributable to decreases in salaries and employee benefits, professional fees and FDIC insurance, offset by increases in occupancy and equipment expense, data processing fees, marketing costs and foreclosed real estate costs.  The decrease in salaries and benefits is primarily due to the reduction in the stock-based compensation expense associated with option grants and restricted stock awards. The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a lower stock-based compensation expense in the first nine months of 2010 when compared to the same period of 2009. The decrease in FDIC insurance is due to the FDIC special assessment of $205,000 incurred in 2009.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2010	December 31, 2009
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$22,579	$7,618
Short-term investments	1,135	11,750
Cash and cash equivalents	23,714	19,368

Securities available for sale, at fair value	1,023	6,249
Securities held to maturity, at amortized cost	41,907	44,898
Federal Home Loan Bank stock, at cost	5,730	5,730
Loans	353,011	354,966
Allowance for loan losses	(3,501)	(3,467)
Loans, net	349,510	351,499
Premises and equipment	13,472	13,393
Accrued interest receivable	1,471	1,478
Net deferred tax asset	2,816	2,538
Bank-owned life insurance	10,621	10,318
Foreclosed real estate	100	-
Prepaid FDIC insurance	1,167	1,472
Other assets	1,340	1,936
Total assets	$452,871	$458,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$270,161	$261,946
Long-term borrowings	129,795	141,468
Accrued expenses and other liabilities	4,047	4,074
Total liabilities	404,003	407,488

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,831	50,504
Retained earnings	18,045	17,032
Unearned compensation (383,462 and 402,975 shares at
September 30, 2010 and December 31, 2009, respectively)	(2,984)	(3,465)
Treasury stock, at cost (1,421,613 and 1,048,172 shares at
September 30, 2010 and December 31, 2009, respectively)	(17,137)	(12,590)
Accumulated other comprehensive income (loss)	64	(139)
Total stockholders’ equity	48,868	51,391
Total liabilities and stockholders’ equity	$452,871	$458,879

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$5,032	$5,084	$15,057	$15,217
Securities	583	649	1,844	2,064
Other interest-earning assets	10	3	16	9
Total interest and dividend income	5,625	5,736	16,917	17,290

Interest expense:
Deposits	624	1,057	1,978	3,469
Short-term borrowings	-	-	-	8
Long-term borrowings	1,187	1,265	3,686	3,964
Total interest expense	1,811	2,322	5,664	7,441

Net interest income	3,814	3,414	11,253	9,849
Provision for loan losses	387	160	781	447

Net interest income, after provision for loan losses	3,427	3,254	10,472	9,402

Non-interest income (loss):
Customer service fees	476	437	1,397	1,261
Impairment loss on securities available for sale	-	-	-	(76)
Net gain (loss) on sales of securities available for sale	16	10	(188)	10
Bank-owned life insurance	101	100	303	302
Miscellaneous	13	14	37	44
Total non-interest income	606	561	1,549	1,541

Non-interest expenses:
Salaries and employee benefits	1,925	2,017	5,791	5,835
Occupancy and equipment	474	457	1,423	1,321
Data processing	371	342	1,120	1,034
Professional fees	118	163	352	418
Marketing	227	183	755	721
Foreclosed real estate	18	-	59	-
FDIC insurance	102	186	346	586
Other general and administrative	191	125	563	502
Total non-interest expenses	3,426	3,473	10,409	10,417

Income before income taxes	607	342	1,612	526

Provision for income taxes	196	117	599	217

Net income	$411	$225	$1,013	$309

Weighted-average shares outstanding:
Basic	3,387,850	3,812,157	3,510,245	3,877,694
Diluted	3,387,850	3,812,157	3,510,245	3,877,694

Earnings per share:
Basic	$0.12	$0.06	$0.29	$0.08
Diluted	$0.12	$0.06	$0.29	$0.08